EXHIBIT 4.2

PIONEER ENERGY SERVICES CORP.
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

On March 1, 2020, Pioneer Energy Services Corp. (the “Company”) and certain of its subsidiaries filed voluntary petitions for relief under Title 11 (“Chapter 11”) of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, on March 2, 2020, filed the prepackaged Chapter 11 plan of reorganization (the “Plan”) with the Bankruptcy Court. On May 11, 2020, the Bankruptcy Court entered an order, Docket No. 331 (the “Confirmation Order”), confirming the Plan, a copy of which was included as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2020. On May 29, 2020 (the “Effective Date”), the conditions to effectiveness of the Plan were satisfied and the Company emerged from Chapter 11.

Pursuant to the Plan, on the Effective Date, all shares of the Company’s common stock, par value $0.10 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date were cancelled, and the Company issued shares of its new Common Stock, par value $0.001 per share (the “Common Stock”), to the holders of its 6.125% Senior Notes due 2022 (the “Senior Notes”) and holders of its Old Common Stock. For a description of the Company’s Old Common Stock, see Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Also on the Effective Date, as part of the transactions undertaken pursuant to the Plan, the Company was converted from a Texas corporation to a Delaware corporation, and the Company filed a Certificate of Incorporation of the Company (the “Certificate of Incorporation”) with the office of the Secretary of State of the State of Delaware and adopted the Amended and Restated Bylaws of the Company (the “Bylaws”). The following description of the Common Stock does not purport to be complete and is subject to and qualified by the full terms of the Certificate of Incorporation and the Bylaws, which are filed as Exhibit 3.1 and Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2020 and incorporated herein by reference. Additionally, the General Corporation Law of the State of Delaware (the “DGCL”) contains provisions which affect the capital stock of the Company

Authorized Capital Stock

The Certificate of Incorporation authorizes the Company to issue up to 25,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The Certificate of Incorporation prohibits the Company from issuing non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Company) to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”). The Certificate of Incorporation provides that, notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock and Common Stock may, without a class or series vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Company’s convertible senior unsecured pay-in-kind notes due 2025 (the “Convertible Notes”)), voting together as a single class.

Common Stock

Voting Rights. At every meeting of the stockholders of the Company in connection with the election of directors and all other matters submitted to a vote of stockholders, each holder of shares of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of such holder on the transfer books of the Company. Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL. The holders of shares of Common Stock shall not have cumulative voting rights.

In addition to Common Stock and Preferred Stock, if any, the Certificate of Incorporation also sets out the voting rights with respect to holders of the Convertible Notes, who are entitled to vote upon all matters upon which holders of any class or classes of Common Stock have the right to vote under the DGCL or the Certificate of Incorporation and shall be deemed to be stockholders of the Company (and the Convertible Notes shall be deemed to be stock) for the purpose of any provision of the DGCL that requires the vote of stockholders as a prerequisite to any corporate action. The number of votes represented by each Convertible Note is equal to the largest number of whole shares of Common Stock (rounded down to the nearest whole share) into which such Convertible Note may be converted, in accordance with the Convertible Notes Indenture (as defined below), at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

Preemptive Rights. The Bylaws provide each holder of the Convertible Notes (each, a “Convertible Noteholder”) and each holder of Common Stock issued to each Convertible Noteholder upon the conversion of Convertible Notes, preemptive rights to purchase its pro rata portion of any capital stock, equity interest, or other instrument exercisable or exchangeable for or convertible into capital stock or equity interest of the Company or any of its subsidiaries proposed to be issued by the Company or any of its subsidiaries, subject to certain exceptions. The section of the Bylaws containing these preemptive rights shall terminate at such time as the Company has a class of equity securities listed on The Nasdaq Global Market, The Nasdaq Global Select Market or The New York Stock Exchange. The Bylaws further provide that any amendment to the section of the Bylaws containing the preemptive rights must be approved by the affirmative vote of not less than 66 2/3% of the total voting power of (i) the outstanding Convertible Notes and (ii) the Common Stock issued upon conversion of the Convertible Notes, with the Convertible Notes and such Common Stock voting together as a single class.

Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, and subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time in accordance with the terms thereof, the holders of Common Stock shall be entitled to receive, on a pro rata basis, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Company’s Board of Directors (the “Board”) from time to time out of assets or funds of the Company legally available therefore.

Liquidation Preference. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of any class or series of stock having preference over the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company, ratably in proportion to the number of shares held by them.

Other Rights and Restrictions. The Bylaws provide that the prior written consent of each holder (together with its affiliates and related funds) of at least 17.5% of the aggregate voting power of all voting securities of the Company outstanding as of May 29, 2020 (each such holder, a “Major Securityholder”), for so long as such Major Securityholder holds at least 17.5% of the aggregate voting power of all voting securities of the Company outstanding as of such date, is required prior to the Company or any subsidiary incurring any indebtedness other than (i) borrowings outstanding on May 29, 2020, (ii) paid-in-kind interest on the Convertible Notes and the Company’s floating rate senior secured notes due 2025, (iii) borrowings under that certain Credit Agreement, dated as of May 29, 2020, by and among PNC Bank, National Association, the lenders party thereto, and the Company and its subsidiaries as in effect on May 29, 2020, and (iv) indebtedness incurred in the ordinary course of business (the “Major Securityholder Consent Provision”). The Bylaws further provide that any amendment to the Major Securityholder Consent Provision must be approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors (including each holder that is then, and has been since the Effective Date, a Major Securityholder).

The Bylaws provide that as long as Ascribe III Investments LLC (“Ascribe”) (together with its affiliates and affiliated funds) holds or beneficially owns at least 12.5% of the aggregate voting power of all voting securities of the Company outstanding as of May 29, 2020, the Company and its subsidiaries cannot issue any capital stock, equity interest, or other instrument exercisable or exchangeable for or convertible into capital stock or equity interest of the Corporation or any of its subsidiaries without Ascribe’s prior written consent, subject to certain exceptions (the “Ascribe Consent Provision”). The Bylaws further provide that, for so long as Ascribe (together with its affiliates and affiliated funds) holds or beneficially owns at least 10% of the aggregate voting power of all voting securities of the Company outstanding as of May 29, 2020, any amendment to the Ascribe Consent Provision must be approved by the affirmative vote of Ascribe.

Except for those transactions specifically set forth in the Bylaws, the Bylaws contain a provision stating that the Company shall not, and shall not permit any of its subsidiaries to, enter into, amend or renew an agreement, arrangement or transaction with (a) any affiliate of the Company (including any of the Company’s directors or officers or any entity in which any of the Company’s directors or officers has a financial interest) or (b) any owner of 5% or more of the Common Stock (including shares of Common Stock (rounded down to the nearest whole share) into which Convertible Notes may be converted), or an affiliate of such owner (each, a “Related Party”), unless such action is approved by either (i) a majority of the disinterested directors on the Board, or (ii) the holders of 60% of the Common Stock (including shares of Common Stock into which Convertible Notes may be converted), other than any Common Stock (including shares of Common Stock into which Convertible Notes may be converted) held by the Related Party.

Limitation of Liability of Directors

The Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Section 203 of the DGCL

The Certificate of Incorporation expressly states that the Company elects not to be governed by Section 203 of the DGCL (Business combinations with interested stockholders).

Anti-Takeover Provisions

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions that may have some anti-takeover effects and may delay, defer or prevent a takeover attempt or a removal of the Company’s incumbent officers or directors that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for shares held by the stockholders.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection and the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Deemed Liquidation Event. The Certificate of Incorporation expressly provides that approval by the holders of at least 60% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes) is required to be obtained prior to the consummation of any Deemed Liquidation Event. “Deemed Liquidation Event” means any acquisition of beneficial ownership of more than 50% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class, any sales or dispositions of all or substantially all of the assets of the Company on a consolidated basis, or any merger, consolidation, recapitalization or similar transaction where the Common Stock is converted into, or exchanged for, any other consideration.

Preferred Stock. The Board is expressly granted authority, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of a share or shares of Preferred Stock in one or more series and, by filing a certificate of designation with the Secretary of State pursuant to the DGCL setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof.

Special Meetings of Stockholders and Stockholder Actions. The Certificate of Incorporation provides that, subject to the provisions of the Bylaws, special meetings of stockholders of the Company may be called by the Chairperson of the Board, the Chief Executive Officer or a majority of the Board. Subject to the provisions of the Bylaws governing special meetings, holders of not less than 50% of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes) entitled to vote at the proposed special meeting may also call a special meeting of stockholders of the Company by furnishing the Company a written request which states the purpose or purposes of the proposed meeting in the manner set forth in the Bylaws.

The Bylaws provide that prior to the date of the first annual meeting of stockholders, which shall be no earlier than May 29, 2021, no special meeting may be called by the Board or any person for the purposes of electing or removing any director or at which a proposal to elect or remove any director will be acted on unless such meeting is at the written request of the holders of at least 90% of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), unless such election or removal is to occur in connection with a Deemed

Liquidation Event to be duly approved at such special meeting. The Bylaws further provide that any amendment to the foregoing provision must be approved by the affirmative vote of the holders of not less than 90% of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors.

Under the Certification of Incorporation, subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and the Certificate of Incorporation and may not be taken by written consent of stockholders without a meeting.

Amendment of the Certification of Incorporation and Bylaws. None of the provisions in the Certificate of Incorporation may be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of any provision set forth in the Certificate of Incorporation, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class. The Certificate of Incorporation grants to the Board the power to adopt, amend or repeal the Bylaws, subject to any restriction set forth in the Bylaws. Subject to the provisions of the Bylaws, the stockholders and holders of Convertible Notes may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class.

Board of Directors. The Bylaws provide that the Board shall initially consist of five directors and thereafter, the exact number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board. The Certificate of Incorporation provides that any or all of the directors of the Company may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class. Under the Certificate of Incorporation, except as may be provided in any certificate of designations for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, until such seat is filled at the next election of directors.

Other Limitations on Stockholder Actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders.

Exclusive Forum. The Bylaws provide that any suit, action or proceeding by stockholders seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Certificate of Incorporation or the Bylaws shall be brought in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, or to the extent such court also does not have subject matter jurisdiction, another court of the State of Delaware, County of New Castle, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of the Certificate of Incorporation or the Bylaws shall be deemed to have arisen from a transaction of business in the State of Delaware. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, LLC.

Convertible Notes Indenture and Convertible Notes

Pursuant to the Plan, the Company entered into an indenture, dated as of the Effective Date (the “Convertible Notes Indenture”), among the Company and Wilmington Trust, N.A., as trustee, and issued $129,771,000 aggregate principal amount of Convertible Notes thereunder.

A description of the material provisions of the Convertible Notes Indenture and the Convertible Notes is contained in the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2020, which description is incorporated herein by reference.

The foregoing description of the Convertible Notes Indenture and the Convertible Notes does not purport to be complete and is qualified in its entirety by reference to the full text of those documents, which are filed as Exhibit 4.1 and Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2020 and incorporated herein by reference.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain parties who received the Common Stock and the Convertible Notes on the Effective Date.

A description of the material provisions of the Registration Rights Agreement is contained in the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2020, which description is incorporated herein by reference.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2020 and incorporated herein by reference.